Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:
Jeffrey L. Rutherford
Sr. Vice President & Chief Financial Officer
LESCO, Inc.
(216) 706-9250

LESCO ANNOUNCES FIRST QUARTER 2005 RESULTS

CLEVELAND, Ohio – April 28, 2005 – LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced first quarter results for the period ending March 31, 2005.

First Quarter 2005 Results

Net sales for the three months ended March 31, 2005 were $98.1 million versus $102.0 million in the comparable period a year ago. Lawn Care gross sales were $84.3 million compared to $85.7 million in the first quarter of 2004, while Golf gross sales were $15.5 million versus $17.2 million in the same quarter last year. Total Service Center gross sales increased 0.3% to $69.1 million from $68.9 million, while same-store Service Center sales fell 4.1%.

Michael P. DiMino, President and Chief Executive Officer, stated, “We are encouraged by the performance of our class of 2003 stores that produced growth of 22% in the first quarter, demonstrating that our new Service Center growth model is working. Unfortunately, total sales were impacted by late season snowfall, combined with colder temperatures in the Northeast and Midwest, which delayed sales of pre-emergent combination fertilizer to the second quarter. Since the beginning of April, we have seen the expected rebound in sales, and are confident in our ability to recoup the early softness as the year progresses.”

Gross profit (defined as product margin less distribution costs) increased to 23.8% of net sales, or $23.4 million, compared to 23.1% of net sales, or $23.6 million, in the first quarter of 2004. Product margin was $33.0 million, or 33.7% of net sales, versus $33.1 million, or 32.4% of net sales, in the same quarter last year. Distribution expense rose to $9.7 million, or 9.9% of net sales, from $9.5 million, or 9.3% of net sales, in the comparable period in 2004.

Selling expense was $23.8 million, or 24.3% of net sales, versus $21.8 million, or 21.4% of net sales, in the first quarter of 2004. Approximately $1.2 million is attributable to incremental operating costs for Service Centers opened in 2003 through 2005, and $0.8 million related to ongoing training and incentive initiatives. General and administrative expense was $7.8 million, or 7.9% of net sales, versus $7.3 million, or 7.1% of net sales, in the same quarter last year.

For the first quarter of 2005, the Company reported on a generally accepted accounting principles (GAAP) basis a loss of $1.21 per diluted share, versus a loss of $0.92 per diluted share for the same period in 2004. Assuming a tax provision at a 39% rate, the Company would have reported first quarter 2005 adjusted net loss of $0.74 per diluted share, compared to an adjusted net loss of $0.54 per diluted share in the first quarter of 2004, as reconciled in the attached financial statements. LESCO’s results on a GAAP basis do not reflect a tax provision due to the required accounting treatment of LESCO’s deferred tax assets.

New Service Centers

The Company opened one new Service Center during the first quarter of 2005 in Upland, California. On March 31, 2005, there were 275 Service Centers in operation, versus 256 at the end of the first quarter of 2004. The 49 Service Centers opened from 2003 through the first quarter of 2005 generated net sales of $7.1 million and a four-wall, pre-tax loss of $0.8 million.

Operating Cash Flow and Balance Sheet

As of March 31, 2005, LESCO’s total debt was $24.8 million and consisted entirely of revolving bank debt. This compares to total debt of $23.4 million as of March 31, 2004. The Company also reported a March 31, 2005 cash and cash equivalent balance of $9.2 million versus $12.5 million at the same time last year.

Full Year 2005 Guidance

The Company reiterated guidance for 2005 of full-year revenue growth between 7.0% and 8.0%, including a 3.0% to 4.0% increase in same-store sales. By customer sector, Lawn Care sales are expected to increase 8.0% to 10.0% while Golf is anticipated to be flat to down slightly. For the full year, the Company estimates a diluted EPS range of $0.60 to $0.70.

As part of the Company’s refined strategy of opening new Service Centers throughout the entire year, the Company expects to open approximately 30 to 35 in 2005, with 14 to 17 opening by the end of the second quarter 2005.

This outlook is based upon various assumptions, which include industry trends and internal expectations, including, but not limited to the following: 1) the opening of up to 35 new Service Centers in 2005, 2) gross profit, including distribution costs, of 24.7% to 25.0%, 3) selling expense continuing to increase to approximately 17.0% of net sales due to new Service Centers, 4) merchant discount expense of approximately 1.8% of net sales related to the outsourcing of the Company’s accounts receivable program, 5) general and administrative expenses flat on a comparable basis, 6) average borrowings being $10.0 million at an effective interest rate cost of approximately 7%, 7) an income tax rate of 39%, 8) no material change in the products or services offered at the Company’s locations as of December 31, 2004 or in the terms or procedures for offering such products and services, and 9) no material adverse results from any litigation or regulatory proceedings against the Company, either currently existing or that may arise in the future.

Conference Call

The Company will host a conference call and webcast with investors, analysts and other interested parties today at 4:30 p.m. (Eastern). Hosting the call will be Michael P. DiMino, President and Chief Executive Officer, and Jeffrey L. Rutherford, Sr. Vice President, Chief Financial Officer. The live call can be accessed by dialing 1-800-299-0148, passcode 73141595. Participants should register at least fifteen minutes prior to the commencement of the call. The conference call will also include a question and answer session. Management’s slide presentation will be available for downloading beginning today at 4:00 p.m. at LESCO’s web site, www.lesco.com.

Additionally, a live webcast will be available to interested parties at www.lesco.com. Participants should allow at least fifteen minutes prior to the commencement of the call to register, download and install necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company’s corporate web site where a link will be provided on the “Home” page.

LESCO’s culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the conclusion of the event on LESCO’s web site.

About LESCO, Inc.

LESCO serves more than 130,000 customers worldwide, through 280 LESCO Service Centers®, 98 LESCO Stores-on-Wheels®, the Internet, and other direct sales efforts, all of which are serviced by the support of eight distribution hubs. Additional information about LESCO can be found on the Internet at www.lesco.com.

Statements in this news release under the heading 2005 Guidance and other statements relating to sales and earnings expectations, new Service Center openings and profitability, and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company’s best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable; the Company’s ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company’s systems; competitive factors in the Company’s business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the Company’s ability to consummate a transaction regarding its manufacturing and distribution assets on acceptable terms and conditions; the possibility that the court could disagree with the Company’s assessment of its liability to its former methylene urea supplier; the Company’s ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affect the cost of delivery of products; changes in existing law; the Company’s ability to effectively manufacture, market and distribute new products; the success of the Company’s operating plans; any litigation or regulatory proceedings against the Company; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to its Form 10-K for the year ended December 31, 2004.

LESCO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

	Three Months Ended March 31, 2005			Three Months Ended March 31, 2004
			Results			Results
	GAAP	(a)	Including	GAAP	(a)	Including
(Dollars in thousands, except per share data)	Results	Adjustments	Adjustments	Results	Adjustments	Adjustments
Net sales	$98,054	$—	$98,054	$102,044	$—	$102,044
Cost of product	(65,013)		(65,013)	(68,943)		(68,943)
Distribution cost	(9,689)		(9,689)	(9,494)		(9,494)

Gross profit on sales	23,352	—	23,352	23,607	—	23,607
Selling expense	(23,810)		(23,810)	(21,850)		(21,850)
General & administrative expense	(7,768)		(7,768)	(7,253)		(7,253)
Merchant discounts and provision for doubtful accounts	(2,050)		(2,050)	(1,628)		(1,628)
Pre-opening expense	(157)		(157)	(312)		(312)
Other expense	(102)		(102)	(1)		(1)
Other income	179		179	180		180

Loss before interest and taxes	(10,356)	—	(10,356)	(7,257)	—	(7,257)
Interest expense, net	(317)		(317)	(355)		(355)

Loss before taxes	(10,673)	—	(10,673)	(7,612)	—	(7,612)
Income tax (provision) benefit:
Current	—	4,162	4,162	(340)	3,309	2,969
Deferred	3,540	—	3,540		—	—
Change in valuation allowance	(3,540)	—	(3,540)		—	—

Net income (loss)	$(10,673)	$4,162	$(6,511)	$(7,952)	$3,309	$(4,643)

Earnings (loss) per share of common stock:
Diluted	$(1.21)	$0.47	$(0.74)	$(0.92)	$0.38	$(0.54)

Basic	$(1.21)	$0.47	$(0.74)	$(0.92)	$0.38	$(0.54)

Average number of common shares and common share equivalents outstanding
Diluted	8,818,121		8,818,121	8,677,507		8,677,507

Basic	8,818,121		8,818,121	8,677,507		8,677,507

(a) On a generally accepted accounting principles (GAAP) basis, LESCO cannot recognize the benefit of establishing a deferred tax asset to be realized in a future period, because of the required accounting treatment for its current tax position. Management believes that in order to present a more meaningful comparison to historical Company results, a tax benefit should be reflected based on the operating loss recorded in the first quarter of 2005 and 2004. This assumes that LESCO will realize benefits in the future from its deferred tax assets, but there can be no assurance that LESCO will realize these benefits in the future. The Company’s GAAP operating results are included in column 1, the adjustment to taxes in column 2 and the operating results including the tax adjustments in column 3 for each respective reporting period. The adjusted results reflect a tax benefit calculated assuming a tax rate of 39%.

LESCO, INC.
CONSOLIDATED BALANCE SHEETS - UNAUDITED

	March 31,
(Dollars in thousands)	2005	2004
CURRENT ASSETS:
Cash and cash equivalents	$9,150	$12,497
Accounts receivable	9,653	13,912
Inventories	130,146	114,861
Other	3,087	3,451

TOTAL CURRENT ASSETS	152,036	144,721
Property, plant and equipment, net	25,506	30,403
Other	1,196	2,543

	$178,738	$177,667

CURRENT LIABILITIES:
Accounts payable	$76,059	$73,405
Accrued liabilities	19,539	17,047
Revolving credit facility	24,751	17,553

TOTAL CURRENT LIABILITIES	120,349	108,005
Long-term debt	—	5,875
Deferred — other	1,741	229
SHAREHOLDERS’ EQUITY:
Common shares—without par value—
19,500,000 shares authorized; 8,872,914 shares issued and outstanding at March 31, 2005; 8,694,694 shares issued and outstanding at March 31, 2004	887	869
Paid-in capital	37,235	34,898
Retained earnings	20,964	29,310
Unearned compensation	(2,438)	(1,519)

TOTAL SHAREHOLDERS’ EQUITY	56,648	63,558

	$178,738	$177,667

LESCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED

	For the Three Months Ended
	March 31,
(Dollars in thousands)	2005	2004
OPERATING ACTIVITIES:
Net loss	$(10,673)	$(7,952)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	1,612	1,869
Amortization of deferred financing fees and other	40	40
Loss (gain) on sale/disposal of fixed assets	66	(13)
Decrease in accounts receivable	7,278	2,247
Sale of accounts receivable	—	3,119
Increase in inventories	(29,564)	(21,281)
Increase in accounts payable	19,526	29,458
Amortization of unearned compensation	192	134
(Increase) decrease in current income tax	(32)	3,960
Decrease in other items	(4,447)	(1,445)

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(16,002)	10,136
INVESTING ACTIVITIES:
Proceeds on the sale of fixed assets	1	26
Purchase of property, plant and equipment	(1,166)	(804)

NET CASH USED IN INVESTING ACTIVITIES	(1,165)	(778)
FINANCING ACTIVITIES:
Increase (decrease) in overdraft balances	162	(6,484)
Proceeds from borrowings	143,762	124,667
Reduction of borrowings	(126,314)	(122,655)
Exercised stock options, net of treasury shares	606	106

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	18,216	(4,366)
Net change in cash and cash equivalents	1,049	4,992
Cash and cash equivalents — Beginning of the period	8,101	7,505

CASH AND CASH EQUIVALENTS — END OF THE PERIOD	$9,150	$12,497

Supplemental disclosure of cash flow information:
Interest paid, including letters of credit and unused facility fees	$(299)	$(233)

Income taxes (paid) refunded	$(32)	$3,591

	For the Three Months Ended March 31, (unaudited)
	2005			2004			% Change
		Other			Other			Other
	Service	Selling		Service	Selling		Service	Selling
(Dollars in millions)	Centers	Locations	Total	Centers	Locations	Total	Centers	Locations	Total
Lawn care	$64.8	$19.5	$84.3	$65.2	$20.5	$85.7	(0.6)%	(4.9)%	(1.6)%
Golf	4.3	11.2	15.5	3.7	13.5	17.2	16.2	(17.0)	(9.9)

Gross sales	$69.1	$30.7	99.8	$68.9	$34.0	102.9	0.3%	(9.7)%	(3.0)

Agency sales			(0.3)			—			—
Freight revenue			0.2			0.3			(33.3)
Customer discounts, rebates and sales adjustments			(1.6)			(1.2)			33.3

Net sales			$98.1			$102.0			(3.8)%

	For the Three Months Ended March 31, (unaudited)
	2005				2004
	Class of 2005	Class of 2004	Class of 2003		Class of 2004	Class of 2003
(Dollars in thousands)	(1 Store)	(27 Stores)	(21 Stores)	Total	(9 Stores)	(21 Stores)	Total
Sales	$40	$3,392	$3,611	$7,043	$450	$2,957	$3,407
Cost of product	(28)	(2,322)	(2,439)	(4,789)	(305)	(2,020)	(2,325)
Distribution cost	(6)	(214)	(206)	(426)	(96)	(154)	(250)

Gross profit on sales	6	856	966	1,828	49	783	832
Selling expense	(74)	(1,312)	(1,038)	(2,424)	(229)	(1,046)	(1,275)
Merchant discount expense	(1)	(40)	(53)	(94)	(6)	(40)	(46)
Pre-opening expense	(157)	—	—	(157)	(312)	—	(312)

Loss before interest and taxes	$(226)	$(496)	$(125)	$(847)	$(498)	$(303)	$(801)